EXHIBIT 4(a)(2)

                            CERTIFICATE OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          BATTLE MOUNTAIN GOLD COMPANY

            Battle Mountain Gold Company, a corporation organized under the laws of the State of Nevada (the "Corporation"), by its Vice President-Finance and Secretary, does hereby certify:

      FIRST:      Article FOURTH of the Restated Articles of Incorporation of
the Corporation shall be amended to read in its entirety as follows:

            FOURTH: The amount of the total authorized capital stock of the Corporation, and the number and par value of the shares of which it is to consist, is 550,000,001 shares, amounting in the aggregate to One Hundred Million Dollars and ten cents ($100,000,000.10), divided into classes as follows:

            50,000,000 shares shall be Preferred Stock, $1.00 par value ("Preferred Stock");

            500,000,000 shares shall be Common Stock, $0.10 par value ("Common Stock"); and

            One share shall be Special Voting Stock, $0.10 par value ("Special Voting Stock").

      Shares of any class of stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. The capital stock, after the amount of the subscription price (which shall not be less than the par value) has been paid in, shall not be subject to assessment.

            The following is a description of the different classes and a statement of the relative rights of the holders of the Preferred Stock, the Common Stock and the Special Voting Stock.

                           SECTION I. PREFERRED STOCK

      The Board of Directors of the Corporation is authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock of the Corporation in one or more series with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in these Articles of Incorporation, and, to the extent not so stated or expressed, as may be stated and expressed in a resolution or resolutions establishing such series and providing for the issuance thereof adopted by the Board of Directors pursuant to the authority so to do which is hereby expressly vested in it including, without limiting the generality of the foregoing, the following:

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      (1)   the designation and number of shares of each such series;

      (2) the dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the preference or relation of such dividends to dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

      (3) whether the shares of each such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;

      (4) the terms and amount of any sinking or similar fund provided for the purchase or redemption of the shares of each such series;

      (5) whether the shares of each such series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

      (6) the extent, if any, to which the holders of the shares of any series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

      (7) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

      (8) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution than the case of involuntary dissolution; and

      (9) any other relative rights, preferences or limitations of shares of such series consistent with this Article FOURTH and applicable law.

      The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock of the Corporation, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock of the Corporation shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as may otherwise be required by law or these Articles of Incorporation, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of Common Stock of the Corporation.

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                SECTION II. COMMON STOCK AND SPECIAL VOTING STOCK

1.    VOTING RIGHTS.

      (a) Each share of Common Stock shall entitle the holder thereof to one vote for each share held and the holder of the share of Special Voting Stock shall have a number of votes equal to the number of Exchangeable Shares ("Exchangeable Shares") of Hemlo Gold Mines Inc. (to be renamed Battle Mountain Canada Ltd.), an Ontario corporation, from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries that, under
Section 78.283 of the Nevada Revised Statutes or any successor provision thereto, cannot vote shares of Common Stock held by it (an "Article 4 Subsidiary"). Except as otherwise required by law or these Articles of Incorporation, the Common Stock and the Special Voting Stock shall vote together as a single class in the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

      (b) No holder of Common Stock or Special Voting Stock shall have the right to cumulate votes in the election of Directors of the Corporation or for any other purpose.

2. DIVIDENDS. Subject to the rights of holders of Preferred Stock of the Corporation, the holders of Common Stock shall be entitled to share ratably, on a share for share basis, in any and all dividends, payable in cash or otherwise, as may be declared in respect of their holdings by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and the holders of Special Voting Stock shall not be entitled to receive any such dividends.

3.    PROVISIONS REGARDING SPECIAL VOTING STOCK.

      (a) Pursuant to the terms of that certain Combination Agreement, dated as of March 11, 1996, by and among the Corporation and Hemlo Gold Mines Inc. one share of Special Voting Stock is being issued to the trustee (the "Trustee") under the Voting, Support and Exchange Trust Agreement, dated as of July 19, 1996 by and between the Corporation, Hemlo Gold Mines Inc. and the Trustee.

      (b) The holder of the share of Special Voting Stock is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

      (c) At such time as the Special Voting Stock has no votes attached to it because there are no Exchangeable Shares of Hemlo Gold Mines Inc. outstanding which are not owned by the Corporation or an Article 4 Subsidiary and there are no shares of stock, debt, options or other agreements of Hemlo Gold Mines Inc. which could give rise to the issuance of any Exchangeable Shares of Hemlo Gold Mines Inc. to any person (other than the Corporation or an Article 4 Subsidiary), the Special Voting Stock shall be cancelled.

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                SECTION III. PROVISIONS APPLICABLE TO ALL CLASSES

      1. LIQUIDATION RIGHTS. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share equal to the amount fixed and determined in accordance with the respective rights and priorities established by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Preferred Stock before any of the assets of the Corporation shall be distributed or paid over to holders of Common Stock. After payment in full of said amounts to the holders of Preferred Stock of all series, holders of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation, such that an equal amount of net assets shall be allocated to each share of Common Stock, and the holders of Special Voting Stock shall not be entitled to receive any such assets. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph 1.

      2. PREEMPTIVE RIGHTS. No stockholder of the Corporation shall, by reason of his holding any shares of any class of the Corporation, have any preemptive or preferential right to acquire or subscribe for any treasury or unissued shares of any class of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting rights of such stockholder, and the Board of Directors of the Corporation may issue shares of any class of this Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe for or acquire shares of any class of the Corporation, without offering any such shares of any class of the Corporation, either in whole or in part, to the existing stockholders of any class of the Corporation.

      SECOND: The aforementioned amendment to the Restated Articles of Incorporation of the Corporation has been adopted by the Corporation's Board of Directors in accordance with the provisions of NRS 78.390.

      THIRD: Thereafter pursuant to resolutions of the Board of Directors of the Corporation, the aforementioned amendment was submitted to the stockholders of the Corporation at the annual meeting of stockholders held on July 15, 1996, and the stockholders approved and adopted such amendment pursuant to NRS 78.390 with 42,393,023 shares of the Corporation's Common Stock, $0.10 par value (the "Common Stock"), voting for the amendment and 6,668,623 shares of Common Stock voting against the amendment, out of 81,335,448 shares of Common Stock (the only class of stock entitled to vote on the amendment) outstanding.

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      IN WITNESS WHEREOF, Battle Mountain Gold Company has caused this
Certificate of Amendment to be executed in its name by its Vice
President-Finance and its Secretary, and its corporate seal to be affixed hereto this 17th day of July, 1996.

                                    BATTLE MOUNTAIN GOLD COMPANY

[SEAL]

                                    By: /s/ R. DENNIS O'CONNELL
                                            R. Dennis O'Connell
                                            Vice President-Finance

                                    By: /s/ ROBERT J. QUINN
                                            Robert J. Quinn
                                            Secretary

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STATE OF TEXAS          |
                        |
COUNTY OF HARRIS        |

      Before me, a Notary Public, on this day personally appeared R. Dennis O'Connell and Robert J. Quinn, known by me to be the Vice President-Finance and Secretary, respectively, of Battle Mountain Gold Company and to be the persons whose names are subscribed to the foregoing document, and, being by me first duly sworn, each declared that the statements therein contained are true and correct.

      Given under my hand and seal of office this 17th day of July, 1996


                                /s/ DONNA M. COOPER
                                    Notary Public in and for
                                    the State of Texas

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